Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: April 9, 2012

CRC Health Corporation Reports Operating Results

For the Three Months and Twelve Months Ended December 31, 2011

CUPERTINO, CA, April 9, 2012—CRC Health Corporation (“CRC” or the “Company”), a leading provider of substance abuse treatment and adolescent youth services through its wholly owned consolidated subsidiaries, announced its results for the three months and twelve months ended December 31, 2011.

Twelve Months Ended December 31, 2011 Operating Results:

Net revenue for the twelve months ended December 31, 2011 increased $24.4 million, or 6%, to $446.0 million compared to the same period in 2010. For the twelve months ended December 31, 2011, operating income increased by $57.2 million due to a decrease in operating expenses of $32.9 million. This decrease was primarily driven by a decrease in non-cash goodwill and asset impairment charges of $56.1 million offset by increases in employee related expenses of $8.7 million, the provision for doubtful accounts of $1.6 million and other operating expenses of $12.9 million. For the twelve months ended December 31, 2011 adjusted pro forma earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) increased $1.2 million, or 1%, to $104.9 million compared to $103.7 million during the same period in 2010.

“I am really proud of our accomplishments this year.” said Andy Eckert, Chief Executive Officer. “The close of 2011 was also the end of my first year at CRC. We’ve made a lot of changes, managed our way through some difficult situations and achieved respectable operating results. I am very optimistic about CRC and what the future holds.”

2011 was a year of significant transition for the company. Significant accomplishments included:

•	Reorganizing the company’s operations along lines of business with senior leaders responsible for Adult Recovery (East and West), Weight Management, and Troubled Youth.

•

Named Jerry Rhodes Chief Operating Officer, LeAnne Stewart Chief Financial Officer, Jon Ciampi VP Marketing, Bill Bregar VP Quality, Mukund Srinivasan Corporate Controller and Todd Hauschildt Chief Information Officer.

•

Appointed Dr. Phil Herschman the company’s first Chief Clinical Officer leading a new team of experts in clinical quality management. We have assembled a Clinical Advisory Board consisting of recognized experts in all aspects of behavioral health to guide our clinical advancement.

•

Built a national private pay sales force that launched in January 2012. David Duerst is CRC’s first SVP of Sales, manages this team and is responsible for our outreach activities in support of our core goal: Reaching families in need.

•	Rationalized our Troubled Youth business in the second quarter, resulting in a $1.2 million Adjusted EBITDA contribution.

The following table presents the Company’s net revenue, operating income, Adjusted EBITDA and Adjusted EBITDA margin by division for the twelve months ended December, 2011 and 2010 (in thousands, except for percentages).

	Twelve Months Ended December 31, 2011
			2011 vs 2010
	2011	2010	$ Change	% Change
Net revenue:
Recovery	$344,780	$326,464	$18,316	6%
Youth	69,509	66,455	3,054	5%
Weight management	31,614	28,572	3,042	11%
Corporate	140	193	(53)	(27)%

Total	$446,043	$421,684	$24,359	6%

Operating income:
Recovery	$106,059	$108,608	$(2,549)	(2)%
Youth	(8,135)	(67,795)	59,660	88%
Weight Management	4,337	1,837	2,500	136%
Corporate	(33,995)	(31,599)	(2,396)	(8)%

Total	$68,266	$11,051	$57,215	518%

Adjusted EBITDA:
Recovery	$118,487	$119,672	$(1,185)	(1)%
Youth	1,192	(858)	2,050	239%
Weight Management	6,422	3,134	3,288	105%
Corporate	(21,221)	(18,278)	(2,943)	(16)%

Total	$104,880	$103,670	$1,210	1%

Adjusted EBITDA Margin:
Recovery	34%	37%
Youth	2%	(1)%
Weight Management	20%	11%
Total	24%	25%

Twelve Months Ended December 31, 2011 Compared to Twelve Months Ended December 31, 2010

Recovery:

•

Net revenue increased $18.3 million, or 6%, to $344.8 million for the twelve months ended December 31, 2011 from $326.5 million for the comparable prior year period. Revenue increases were primarily driven by increases of $13.7 million and $4.6 million within residential facilities and Comprehensive Treatment Centers (“CTCs”), respectively. The increases in recovery residential facilities and CTC’s were primarily due to an increase in patient days at our facilities and an increase in net revenue per patient day.

•

Operating income decreased by $2.5 million due to an increase in operating expenses of $20.9 million primarily due to a $10.7 million increase in supplies, facilities and other operating expenses, an $8.0 million increase in employee related expenses, a $1.7 million increase in the provision for doubtful accounts and a $0.5 million increase in non-cash asset impairment charges.

•	Adjusted EBITDA decreased $1.2 million or 1%, to $118.5 million for the twelve months ended December 31, 2011 from $119.7 million from the comparable prior year period.

Youth:

•

Net revenue increased $3.1 million, or 5%, to $69.5 million for the twelve months ended December 31, 2011 from $66.5 million for the comparable prior year period. The increase in revenue was due to a $4.4 million increase from our outdoor programs offset by a $1.3 million decrease from our residential programs. The increase in outdoor programs was primarily due to an increase in student days and an increase in net revenue per patient day. The decrease in youth residential facilities was primarily due to a decrease in the average length of stay offset by higher tuition rates.

•

Operating income increased by $59.7 million due to a decrease in operating expenses of $56.6 million. This decrease was due to a $56.3 million decrease in non-cash goodwill and asset impairment charges and a $1.4 million decrease in depreciation and amortization expenses, partially offset by a $0.9 million increase in employee related expenses.

•	Adjusted EBITDA increased $2.1 million to $1.2 million for the twelve months ended December 31, 2011 from $(0.9) million during the comparable prior-year period.

Weight Management:

•

Net revenue increased $3.0 million, or 11%, to $31.6 million for the twelve months ended December 31, 2011 from $28.6 million from the comparable prior-year period. The increase in revenue was due to an increase in patient days and net revenue per patient day at our eating disorder facilities and summer weight loss camps.

•	Operating income increased by $2.5 million due an increase in operating expenses of $0.5 million to support an increase in patient days.

•	Adjusted EBITDA increased $3.3 million to $6.4 million for the twelve months ended December 31, 2011 from $3.1 million during the comparable prior-year period.

Corporate:

•

Corporate operating expenses increased $2.3 million or 16% for the comparable prior year period primarily due to a $2.1 million increase in supplies, facilities and other operating costs and a $0.6 million increase in depreciation expenses.

Three Months Ended December 31, 2011 Operating Results:

Net revenue for the three months ended December 31, 2011 increased $3.9 million, or 4%, to $105.0 million compared to the same period in 2010. For the three months ended December 31, 2011, operating income decreased $8.2 million due to an increase in operating expenses of $12.1 million. The increase was primarily driven by increases in employee related expenses of $4.6 million, facilities and other operating expenses of $2.7 million, the provision for doubtful accounts of $0.8 million and non-cash asset impairment charges of $3.9 million. For the three months ended December 31, 2011 Adjusted EBITDA decreased $3.6 million, or 16%, to $19.0 million compared to $22.6 million during the same period in 2010.

The following table presents the Company’s net revenue, operating income, Adjusted EBITDA and Adjusted EBITDA margin by division for the three months ended December 31, 2011 and 2010 (in thousands, except for percentages):

	Three Months Ended December 31, 2011
			2011 vs 2010
	2011	2010	$ Change	% Change
Net revenue:
Recovery	$83,679	$81,537	$2,142	3%
Youth	15,506	14,688	818	6%
Weight management	5,796	4,863	933	19%
Corporate	28	43	(15)	(35)%

Total	$105,009	$101,131	$3,878	4%

Operating income:
Recovery	$21,081	$25,757	$(4,676)	(18)%
Youth	(5,304)	(2,825)	(2,479)	(88)%
Weight Management	484	(393)	877	223%
Corporate	(9,355)	(7,453)	(1,902)	26%

Total	$6,906	$15,086	$(8,180)	(54)%

Adjusted EBITDA:
Recovery	$25,120	$28,906	$(3,786)	(13)%
Youth	(787)	$(1,589)	802	50%
Weight Management	771	$(236)	1,007	427%
Corporate	(6,055)	$(4,442)	(1,613)	36%

Total	$19,049	$22,639	$(3,590)	(16)%

Adjusted EBITDA Margin:
Recovery	30%	35%
Youth	(5)%	(11)%
Weight Management	13%	(5)%
Total	18%	22%

Three Months Ended December 31, 2011 Compared to Three Months Ended December 31, 2010

Recovery:

•

Net revenue increased $2.1 million, or 3%, to $83.7 million for the quarter from $81.5 million in the prior-year quarter. Revenue increases were primarily driven by an increase of $0.7 million in residential facilities and an increase of $1.4 million within CTCs.

•

Operating income decreased by $4.7 million due to an increase in operating expenses of $6.8 million. The increase was primarily due to increases of $2.1 million in employee related expenses, $3.2 million in facilities and other operating costs, $0.6 million in the provision for doubtful accounts, $0.5 million in restructuring charges and $0.5 million in non-cash impairment charges.

•	Adjusted EBITDA decreased $3.8 million, or 13%, to $25.1 million for the quarter from $28.9 million in the prior-year quarter.

Youth:

•	Net revenue increased $0.8 million, or 6%, to $15.5 million for the quarter from $14.7 million in the prior-year quarter.

•	Operating income decreased by $2.5 million due to an increase in operating expenses of $3.3 million. This increase was primarily due to an increase in non-cash impairment charges of $3.4 million.

•	Adjusted EBITDA increased $0.8 million to $(0.8) million for the quarter from $(1.6) million in the prior-year quarter.

Weight Management:

•	Net revenue increased $0.9 million, or 19%, to $5.8 million for the quarter from $4.9 million from in the prior-year quarter.

•	Operating income increased by $0.9 million as operating expenses stayed flat.

•	Adjusted EBITDA increased $1.0 million to $0.8 million for the quarter from $(0.2) million in the prior-year quarter.

Corporate:

•

Corporate operating expenses increased by $1.9 million or 26% from $7.5 million from the comparable prior-year quarter primarily due to increases of $1.1 million in employee related expenses and $0.8 million in facilities and other operating costs.

Non-GAAP Financial Measures:

The computation of Adjusted EBITDA, as defined by the covenants in our senior subordinated notes, is provided below solely to provide an understanding of the impact that Adjusted EBITDA has on our ability to comply with certain covenants in our borrowing arrangements tied to these measures and to borrow under the credit facility. Adjusted EBITDA should not be considered as an alternative to net income (loss) or cash flows from operating activities (which are determined in accordance with GAAP) and is not being presented as an indicator of operating performance or a measure of liquidity. Other companies may define Adjusted EBITDA differently and, as a result, such measures may not be comparable to our Adjusted EBITDA.

Adjusted operating margin is defined as adjusted EBITDA divided by net revenue.

The following table reconciles our net income (loss) to our Adjusted EBITDA for the three months and the years ended December 31, 2011 and 2010 (in thousands).

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
NET INCOME (LOSS):
Net income (loss)	$(3,675)	$2,316	$2,540	$(46,103)
Depreciation and amortization (1)	5,009	5,018	19,762	20,945
Income tax expense (benefit) (1)	(925)	779	5,758	(6,330)
Interest expense (1)	10,568	10,700	45,328	43,347

EBITDA	10,977	18,813	73,388	11,859
ADJUSTMENTS TO EBITDA:
Discontinued operations	508	814	4,752	3,910
Asset impairment (1)	4,609	660	9,009	21,163
Goodwill impairment (1)	—	—	—	52,723
Non-impairment restructuring activities	1,027	439	9,701	6,881
Stock-based compensation expense	1,324	878	3,384	3,322
Foreign exchange translation	7	3	42	15
Loss (gain) on fixed asset disposal	7	115	(117)	158
Management fees	590	1,031	2,545	3,490
Debt refinancing costs	56	65	2,064	271
Other non-cash charges and non-recurring costs	(56)	(179)	112	(122)

Total pro forma adjustments to EBITDA	8,072	3,826	31,492	91,811

ADJUSTED EBITDA	$19,049	$22,639	$104,880	$103,670

(1)	Includes amounts related to both continuing operations and discontinued operations.

Liquidity:

Total debt declined by $8.3 million during the year ended December 31, 2011. The company is focused on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The leverage ratio as of the end of the fourth quarter was 5.65, well below the covenant upper limit of 6.75.

On February 6, 2012, the Company’s non-extended revolving line of credit matured. The company satisfied the maturity primarily through use of its $63.0 million extended revolving line of credit. At March, 31, 2012, availability on the extended revolving line of credit was $17.7 million.

On March 7, 2012, $80.9 million of Term Loans maturing on February 6, 2013 were refinanced with the cash proceeds (net of related fees and expenses) of new Term Loans. The principal amount of $87.6 million matures on November 16, 2015, the same date as the Company’s other outstanding Term Loans.

Key Operating Statistics:

	Twelve Months Ended December 31, 2011
	2011	2010
Recovery:
Residential facilities:
Number of facilities - end of period	45	50
Available beds - end of period	2,076	2,054
Patient days	590,038	577,170
Net revenue per patient day	$375.51	$360.12
CTCs:
Number of clinics - end of period	57	54
Patient days	9,796,062	9,628,338
Net revenue per patient day	$12.58	$12.32
Youth:
Residential facilities:
Number of facilities - end of period	9	17
Patient days	145,639	159,653
Net revenue per patient day	$299.65	$282.04
Outdoor programs:
Number of facilities - end of period	7	7
Patient days	62,331	59,654
Net revenue per patient day	$415.01	$359.17
Weight Management:
Number of facilities - end of period	18	18
Patient days	102,465	99,705
Net revenue per patient day	$308.53	$286.57

Other Data (in thousands except ratios):

	December 31, 2011	December 31, 2010
Total Adjusted Debt (1)	$592,391	$605,327
Cash Interest Expense	$41,293	$39,079
Non-GAAP Data
Adjusted EBITDA	$104,880	$103,670
Leverage Ratio (a)	5.65	5.84
Maximum Required Leverage Ratio per Credit Facility	6.75	6.75
	Compliant	Compliant
Interest Coverage Ratio (b)	2.54	2.65
Minimum Required Interest Coverage Ratio per Credit Facility	2.00	2.00
	Compliant	Compliant

1.	Includes debt of discontinued operations of $395 and $1,912 for 2011 and 2010, respectively

Notes:

a.	Leverage ratio is defined as the Company’s total adjusted debt (total debt including discontinued operations less cash and cash equivalents in excess of $0.5 million) divided by the Adjusted EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is total adjusted debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

b.	Interest coverage ratio is defined as the Company’s Adjusted EBITDA for the respective four trailing quarters divided by the cash interest expense over the same period.

CRC HEALTH CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2011 AND DECEMBER 31, 2010

(In thousands, except share amounts)

	December 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,183	$7,111
Restricted cash	328	546
Accounts receivable - net	36,196	31,873
Prepaid expenses	8,372	8,530
Other current assets	2,638	1,921
Income taxes receivable	516	470
Deferred income taxes	6,365	6,761
Current assets of discontinued operations	1,261	1,635

Total current assets	65,859	58,847

PROPERTY AND EQUIPMENT - Net	126,840	125,626
GOODWILL - Net	523,792	521,807
INTANGIBLE ASSETS - Net	301,347	314,032
OTHER ASSETS - Net	21,119	19,411

TOTAL ASSETS	$1,038,957	$1,039,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,994	$4,937
Accrued liabilities	32,039	30,856
Current portion of long-term debt	7,050	11,111
Other current liabilities	12,612	18,305
Current liabilities of discontinued operations	2,511	3,619

Total current liabilities	59,206	68,828

LONG TERM DEBT	594,629	598,915
OTHER LONG-TERM LIABILITIES	8,331	8,786
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	6,797	3,142
DEFERRED INCOME TAXES	105,040	105,079

Total liabilities	774,003	784,750

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value - 1,000 shares authorized, issued and outstanding at December 31, 2011 and 2010	—	—
Additional paid-in capital	468,305	462,970
Accumulated deficit	(203,351)	(205,891)
Accumulated other comprehensive loss	—	(2,106)

Total stockholders’ equity	264,954	254,973

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,038,957	$1,039,723

See notes to consolidated financial statements.

CRC HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
NET REVENUE:
Net client service revenues	$105,009	$101,131	$446,043	$421,684

OPERATING EXPENSES:
Salaries and benefits	53,046	48,410	208,472	199,753
Supplies, facilities and other operating costs	33,338	30,621	134,486	120,809
Provision for doubtful accounts	2,554	1,755	8,985	7,380
Depreciation and amortization	5,008	4,977	19,730	20,477
Asset impairment	4,157	282	6,104	9,491
Goodwill impairment	—	—	—	52,723

Total operating expenses	98,103	86,045	377,777	410,633

OPERATING INCOME	6,906	15,086	68,266	11,051
INTEREST EXPENSE	(10,568)	(10,700)	(45,324)	(43,340)
OTHER INCOME	233	170	854	473

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,429)	4,556	23,796	(31,816)
INCOME TAX (BENEFIT) EXPENSE	(473)	1,352	11,774	1,785

INCOME (LOSS) FROM CONTINUING OPERATIONS, NET OF TAX	(2,956)	3,204	12,022	(33,601)
LOSS FROM DISCONTINUED OPERATIONS	(719)	(888)	(9,482)	(12,502)

NET INCOME (LOSS)	$(3,675)	$2,316	$2,540	$(46,103)

CRC HEALTH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(In thousands)

	Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,540	$(46,103)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,762	20,947
Amortization of debt discount and capitalized financing costs	4,054	4,244
Goodwill impairment	—	52,723
Asset impairment	9,010	21,164
Gain on interest rate swap agreement	(38)	(350)
(Gain) Loss on sale of property and equipment	(117)	157
Provision for doubtful accounts	9,257	7,537
Stock-based compensation	3,384	3,322
Deferred income taxes	(1,034)	(12,642)
Changes in assets and liabilities:
Restricted cash	218	(126)
Accounts receivable	(13,674)	(7,339)
Prepaid expenses	167	(1,129)
Income taxes receivable and payable	3,899	5,825
Other current assets	(715)	(453)
Accounts payable	632	1,207
Accrued liabilities	1,686	410
Other current liabilities	(2,058)	(3,053)
Other long-term assets	(2,290)	(3,731)
Other long-term liabilities	2,976	3,169

Net cash provided by operating activities	37,659	45,779

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions of property and equipment	(17,410)	(21,278)
Proceeds from sale of property and equipment	170	81
Acquisition of businesses, net of cash acquired	(2,000)	(716)
Other investing activities	(126)	—

Net cash used in investing activities	(19,366)	(21,913)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital distributed to Parent	(2,523)	(10)
Capitalized financing costs	(3,169)	(93)
Borrowings under revolving line of credit	9,500	19,500
Repayments under revolving line of credit	(7,000)	(32,000)
Repayment of long-term debt	(12,628)	(9,134)
Excess tax benefit from stock compensation	599	—

Net cash used in financing activities	(15,221)	(21,737)

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,072	2,129
CASH AND CASH EQUIVALENTS—Beginning of year	7,111	4,982

CASH AND CASH EQUIVALENTS—End of year	$10,183	$7,111

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment included in accounts payable	$411	$982

Payable related to acquisition	$—	$279

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$41,293	$39,079

Cash paid for income taxes, net of refunds	$2,358	$486

Conference Call

CRC Health Corporation will host a conference call, open to all interested parties, on Wednesday, April 11, 2012 beginning at 4:00 PM Eastern Time (1:00 PM Pacific Time). The number to call within the United States is (800) 967-7143. Participants outside the United States should call (719) 325-2413. The conference ID is 1745967.

A replay of the conference call will be available starting at 7:00 PM Eastern Time on Wednesday, April 11, 2012 until 7:00 PM Eastern Time Wednesday, April 18, 2012. The replay number for callers within the United States is (888) 203-1112 or (719) 457-0820 from outside the United States and the conference ID for all callers is 1745967.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements related to trends and events that may affect or future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may”, “will”, “should”, “likely”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “potential” or “plan”, or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•	Our substantial indebtedness;

•	Unfavorable economic conditions that have and could continue to negatively impact our revenues;

•	Failure to comply with extensive laws and governmental regulations given the highly regulated industry in which we operate and the ever changing nature of these laws and regulations;

•	Changes in reimbursement rates for services provided;

•	The significant economic contribution that certain regions and programs have to our operating results;

•	Claims and legal actions by patients, students, employees and others; failure to cultivate new, or maintain existing relationships with patient referral sources;

•	Competition;

•	Shortage in qualified healthcare workers;

•	Our employees election of union representation;

•	Difficult, costly or unsuccessful integrations of acquisitions;

•	The material weakness in our controls over financial reporting.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

About CRC Health Group

CRC Health Group is the most comprehensive network of addiction treatment and related behavioral health services in the nation. CRC offers the largest array of personalized treatment options, allowing individuals, families and professionals to choose the most appropriate treatment setting for their behavioral, addiction, weight management or therapeutic education needs. CRC is committed to making its services widely and easily available, while maintaining a passion for delivering advanced treatment. Since 1995, CRC has been helping individuals and families reclaim and enrich their lives. For more information, visit www.crchealth.com or call (877) 637-6237.

Contact:

CRC Health Corporation

LeAnne M. Stewart, 408-645-3160

Chief Financial Officer